  EXHIBIT 5

Burnet, Duckworth & Palmer LLP

Dear Sirs/Mesdames:

Re:           Form S-8 Registration Under The Securities Act 1933 - Baytex Energy Trust

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of Baytex Energy Trust, an open-ended investment trust created on July 24, 2003 under the laws of the Province of Alberta (the "Trust"), relating to 10,667,276 trust units of the Trust (the "Trust Units"), issuable under the Trust Unit Rights Incentive Plan of the Trust (the "Plan").

As special Canadian counsel to the Trust, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  Upon the basis of such examination, we are of the opinion that, the Trust Units, when issued and sold pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Canadian law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Burnet, Duckworth & Palmer LLP
Burnet, Duckworth & Palmer LLP

Calgary, Alberta, Canada
November 23, 2009